As filed with the Securities and Exchange Commission on September 14, 2018

Registration Number 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NXP SEMICONDUCTORS N.V.

(Exact name of registrant as specified in its charter)

The Netherlands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

High Tech Campus 60 Eindhoven 5656 AG The Netherlands	Not Applicable
(Address of Principal Executive Offices)	(Zip Code)

Long Term Incentive Plan

Employee Stock Purchase Plan

(Full title of the plan)

Jean Schreurs

SVP and Chief Corporate Counsel

High Tech Campus 60

Eindhoven 5656 AG

The Netherlands

Tel: +31 40 2728686

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Tim Shelhamer

6501 William Cannon Dr. West, MD: OE62

Austin, TX 78735

Tel +1(512) 895-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all notices, orders and communication to:

Brian V. Breheny

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue, N.W.

Washington, D.C. 20005

(202) 371-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Ordinary Shares, par value EUR 0.20 per share, to be issued under the:
-Long Term Incentive Plan	6,700,000	$86.72	$580,990,500	$72,333.32
-Employee Stock Purchase Plan	300,000	$86.72	$26,014,500	$3,238.81
Total	7,000,000	–	$607,005,000	$75,572.12

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (the “Registration Statement”) also covers an indeterminate number of additional Ordinary Shares which may be offered and issued to prevent dilution resulting from adjustments as a result of stock dividends, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other capital adjustments.

(2)

Pursuant to Rules 457(c) and 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for the purpose of calculating the amount of the registration fee and are based on a price of $86.72 per Ordinary Share, which is the average of the high and low prices per share of the Ordinary Shares reported on The Nasdaq Global Select Market on September 12, 2018.

(3)

Estimated solely for purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act. Calculated in accordance with Section 6 of the Securities Act and Rule 457 under the Securities Act by multiplying 0.0001245 and the proposed maximum aggregate offering price.

Explanatory Note

This Registration Statement is filed for the purpose of registering an additional (i) 6,700,000 ordinary shares, par value EUR 0.20 per share (“Ordinary Shares”), of NXP Semiconductors N.V., a Dutch public limited liability company (the “Registrant”), to be issued pursuant to the Registrant’s Long Term Incentive Plan and (ii) 300,000 Ordinary Shares to be issued pursuant to the Employee Stock Purchase Plan (together, the “Plans”). In accordance with Section E of the General Instructions to Form S-8, the Registration Statements on Form S-8 previously filed with the Securities and Exchange Commission (the “SEC”) relating to the Plans, the management equity stock option plan and the global equity incentive program (Registration Statement No. 333-221118, No. 333-172711, No. 333-220341 and No. 333-190472), including the information contained therein, are incorporated by reference herein.

Part II—Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference

The following documents filed with the SEC by the Registrant are incorporated in this Registration Statement by reference:

(1)	the Registrant’s annual report on Form 20-F for the fiscal year ended December 31, 2017, filed on April 11, 2018; and

(2)	the Registrant’s current reports on Form 6-K furnished on May 3, 2018 (Exhibit 2 – interim report only), July 27, 2018 and September 11, 2018; and

(3)

the description of the Ordinary Shares included under the caption “Description of Registrant’s Securities to be Registered” included in the Registrant’s registration statement on Form 8-A, filed on August 3, 2010 (File No. 001-34841), including any amendments or supplements thereto.

All reports and other documents filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold (other than information deemed to have been “furnished” rather than “filed” in accordance with the SEC’s rules) shall be deemed to be incorporated by reference in and to be a part of this Registration Statement from the date of filing of such documents.

Any statement contained in a document incorporated by reference herein shall be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5.	Interests of Named Experts and Counsel

Dr. Jean A.W. Schreurs, Senior Vice President and Chief Corporate Counsel of the Registrant, has given his opinion about certain legal matters affecting the Plan in this Registration Statement. Dr. Schreurs owns, or has the right to acquire, a number of Ordinary Shares which represents less than 1% of the total outstanding Ordinary Shares. Dr. Schreurs participates in the Long Term Incentive Plan.

Item 6.	Indemnification of Directors and Officers.

Under Dutch law, indemnification provisions may be included in the articles of association. Accordingly, our articles of association, in effect since August 2, 2010, provide that we will reimburse the members of the board of directors and the former members of the board of directors for damages and various costs and expenses related to claims brought against them in connection with the exercise of their duties. However, these persons will not be entitled to reimbursement if and to the extent that (i) a Dutch court has determined in a final and conclusive decision that the act or failure to act of the person concerned may be characterized as willful (opzettelijk), intentionally reckless (bewust roekeloos) or seriously culpable (ernstig verwijtbaar) conduct, unless Dutch law provides otherwise or this would, in view of the circumstances of the case, be unacceptable according to standards of reasonableness and fairness or (ii) the costs or financial loss of the person concerned are covered by insurance and the insurer has paid out the costs or financial loss. We may enter into indemnification agreements with the members of the board of directors and our officers to provide additional indemnification rights. We have purchased directors’ and officers’ liability insurance for the members of the board of directors and certain other officers, substantially in line with that purchased by similarly situated companies.

Item 8.	Exhibits

The following is a complete list of Exhibits filed or incorporated by reference as part of this Registration Statement:

Exhibit Number	Description of Exhibit

4.1	Certificate of Incorporation of NXP Semiconductors N.V. (incorporated by reference to Exhibit 3.1 of Amendment No. 7 to the Registration Statement on Form F-1 of NXP Semiconductors N.V., filed on August 2, 2010 (File No. 333-166128))

4.2	Articles of Association of NXP Semiconductors N.V. (incorporated by reference to Exhibit 3.2 of Amendment No. 7 to the Registration Statement on Form F-1 of NXP Semiconductors N.V., filed on August 2, 2010 (File No. 333-166128))

4.3	Long Term Incentive Plan 2010 Terms and Conditions with regard to the Stock Option Plan, the Performance Stock Unit Plan, Restricted Stock Units Plan and Share Plan (incorporated by reference to Exhibit 10.21 of the Form 20-F of NXP Semiconductors N.V., filed on March 13, 2012)

4.4	Long Term Incentive Plan 2011 Terms and Conditions with regard to the Stock Option Plan, the Performance Stock Unit Plan, Restricted Stock Units Plan and Share Plan (incorporated by reference to Exhibit 10.23 of the Form 20-F of NXP Semiconductors N.V., filed on March 13, 2012)

4.5	Long Term Incentive Plan 2012/3 Terms and Conditions with regard to the Stock Option Plan, the Performance Stock Unit Plan, Restricted Stock Units Plan and Share Plan (incorporated by reference to Exhibit 10.23 of the Form 20-F of NXP Semiconductors N.V., filed on March 1, 2013

4.6	Long Term Incentive Plan 2013/4 Terms and Conditions with regard to the Stock Option Plan, the Performance Stock Unit Plan and Restricted Stock Units Plan (incorporated by reference to Exhibit 10.22 of the Form 20-F of NXP Semiconductors N.V., filed on February 28, 2014)

4.7	Long Term Incentive Plan 2014/5 Terms and Conditions with regard to the Stock Option Plan, the Performance Stock Unit Plan, the Restricted Stock Units Plan and the Keep Restricted Stock Units Plan (incorporated by reference to Exhibit 10.22 of the Form 20-F of NXP Semiconductors N.V., filed on March 6, 2015)

4.8	Long Term Incentive Plan 2015/6 Terms and Conditions with regard to the Stock Option Plan, the Performance Stock Unit Plan and the Restricted Stock Units Plan (incorporated by reference to Exhibit 10.22 of the Form 20-F of NXP Semiconductors N.V., filed on February 26, 2016)

4.9	Long Term Incentive Plan 2016/7 Terms and Conditions with regard to the Restricted Stock Units Plan (incorporated by reference to Exhibit 10.22 of the Form 20-F of NXP Semiconductors N.V., filed on March 3, 2017)

4.10	Long Term Incentive Plan 2017/18 Terms and Conditions with regard to the Restricted Stock Units Plan (incorporated by reference to Exhibit 4.6 of the Form S-8 of NXP Semiconductors N.V., filed on October 25, 2017 (File No. 333-221118))

4.11	Long Term Incentive Plan 2018/19 Terms and Conditions with regard to the Performance Stock Units Plan

4.12	Long Term Incentive Plan 2018/19 Terms and Conditions with regard to the Restricted Stock Units Plan

4.13	Employee Stock Purchase Plan Terms and Conditions (incorporated by reference to Exhibit 4.1 of the Registration Statement on Form S-8 of NXP Semiconductors N.V., filed with the SEC on August 8, 2013 (File No. 333-190472))

5	Opinion of Dr. Jean A.W. Schreurs

23.1	Consent of Dr. Jean A.W. Schreurs (included in Exhibit 5)

23.2	Consent of KPMG Accountants N.V., independent registered public accounting firm of NXP Semiconductors N.V.

24	Power of Attorney of certain officers and directors of NXP Semiconductors N.V. to file future amendments (set forth on the signature pages of the Registration Statement)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Eindhoven, The Netherlands, on September 14, 2018.

NXP Semiconductors N.V.
(Registrant)

By:	/s/ Richard L. Clemmer
Name:	Richard L. Clemmer
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Peter Kelly, Jennifer Wuamett and Jean A.W. Schreurs, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, in connection with this Registration Statement, including to sign and file in the name and on behalf of the undersigned as director or officer of the Registrant any and all amendments or supplements (including any and all stickers and post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorney-in-fact and agent, with full power and authority to do and perform each and every act and things requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or any substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on September 14, 2018.

Name	Title

/s/ Richard L. Clemmer	Executive Director and Chief Executive Officer
Name: Richard L. Clemmer	(Principal Executive Officer)

/s/ Peter Kelly	Executive Vice President and Chief Financial Officer
Name: Peter Kelly	(Principal Financial Officer and Principal Accounting Officer)

/s/ Sir Peter Bonfield	Non-executive Director and Chairman of the Board
Name: Sir Peter Bonfield

/s/ Johannes P. Huth	Non-executive Director and Vice Chairman of the Board
Name: Johannes P. Huth

/s/ Kenneth A. Goldman	Non-executive Director
Name: Kenneth A. Goldman

Name	Title

/s/ Josef Kaeser	Non-executive Director
Name: Josef Kaeser

/s/ Eric Meurice	Non-executive Director
Name: Eric Meurice

/s/ Peter Smitham	Non-executive Director
Name: Peter Smitham

/s/ Julie Southern	Non-executive Director
Name: Julie Southern

/s/ Gregory Summe	Non-executive Director
Name: Gregory Summe

/s/ Timothy Shelhamer	Authorized Representative in the United States
Name: Timothy Shelhamer